UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2018

THE ALLSTATE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11840	36-3871531
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

2775 Sanders Road, Northbrook, Illinois   60062

(Address of principal executive offices)    (Zip Code)

Registrant’s telephone number, including area code: (847) 402-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]                               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]                               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]                               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]                               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Section 8 – Other Events

Item 8.01.  Other Events.

On December 14, 2018, the Registrant entered into an accelerated share repurchase agreement with Wells Fargo Bank, National Association (“Wells Fargo”), to purchase $1 billion of its outstanding common stock.  The majority of the shares to be repurchased under this agreement will be received by the Registrant at the agreement’s inception.  It is expected that Wells Fargo will purchase the shares that it delivers under the agreement in the market no later than May 3, 2019.  The final purchase price per share and number of shares to be delivered by Wells Fargo will be determined at the conclusion of the agreement and settlement will consist of the Registrant receiving shares based on the average of the daily volume weighted average prices of the Registrant’s common stock during the period of Wells Fargo’s purchases.  If the Registrant is required to pay a settlement amount, the Registrant may settle in shares of its common stock or, under certain circumstances, may elect to settle in cash.  All of the shares acquired by the Registrant under the agreement will be placed into its treasury.

The agreement is part of the Registrant’s repurchase program totaling $3 billion that was announced on October 31, 2018.  Excluding repurchases under this agreement, during 2018 the Registrant has repurchased 14.2 million common shares in total as of December 13, 2018, for an aggregate amount of $1.35 billion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ALLSTATE CORPORATION
(Registrant)

	By:	/s/ Daniel G. Gordon
	Name:	Daniel G. Gordon
	Title:	Vice President, Assistant General Counsel and Assistant Secretary

Date: December 17, 2018